Exhibit 99.1

News Release
CONTACT: Frank Cesario PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL ANNOUNCES APPOINTMENT OF RALPH PINI TO ITS BOARD OF DIRECTORS

Mt. Prospect, IL (August 13, 2004) – ISCO International, Inc. (AMEX: ISO), a leading supplier of interference-control solutions for the wireless telecommunications industry, announces Ralph Pini has been appointed to its board of directors. Pini, 51, is currently Senior Vice President and Chief Technology Officer, Personal Communications Sector, Motorola, Inc.

Additionally, the Company, reports the first commercial sales of the latest addition to the RF² product family.

“We believe that these two developments speak loudly for the future of ISCO and its products,” said Stuart Chase Van Wagenen, Chairman. “Ralph Pini is one of the industry’s most accomplished engineers and successful business managers. His interest in ISCO sends a strong signal about the viability of our products.”

Pini has spent twenty-eight years in the global wireless industry. During this period he has been with Motorola’s Personal Communications Group, where he managed the global R&D organization of 4000 engineers and served as General Manager of Europe, Middle East and Africa. He has broad experiences across GSM, CDMA, and UMTS platforms. He received his MBA from Lake Forest Graduate School of Management, and both his MS in Electrical Engineering and his BS in Electrical and Computer Science from the University of Illinois, Chicago. Pini lives with his wife and two daughters in Norridge, Illinois.

Web site: http://www.iscointl.com